Exhibit 10.12

Quantumtm

John Gannon President & Chief Operating Officer Quantum Corporation 4001 Discovery Drive, Suite #1100 Boulder, Colorado 80303 Telephone: 720-406-5590 John.Gannon@quantum.com www.quantum.com

December 16, 2003

To:  George Kreigler

From:  John Gannon

Dear George,

I am pleased that you have accepted the opportunity to lead Quantum’s Storage Systems organization as the General Manager.

I realize the leadership challenges that this new role presents and am completely confidant that you are capable of driving the organizational change and achieving the results that will allow us to meet our strategic goals.  I’ve already mentioned to you that you will be eligible for a performance bonus based on achieving specific quarterly results.  The details of that program will be specified in a separate communication.

In addition, as we discussed, if your position is eliminated within the next 18 months and a comparable job is not found within Quantum, or if you are discharged for any reason other than misconduct, or failure to perform within that time period, Quantum will provide you with a severance package of up to 12 months salary upon your signature on Quantum’s “release of all claims” agreement.

To confirm this agreement, please sign one copy of this letter and return it to Barbara Barrett.

Sincerely, /s/ John Gannon John Gannon President & Chief Operating Officer

I understand and accept the terms of this agreement

Signed:  /s/ George Kreigler
 Dated:   12/16/03